Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213271

CIM INCOME NAV, INC.
SUPPLEMENT NO. 2 DATED APRIL 1, 2020
TO THE PROSPECTUS DATED FEBRUARY 28, 2020
This document supplements, and should be read in conjunction with, the prospectus of CIM Income NAV, Inc. dated February 28, 2020 and Supplement No. 1 dated March 10, 2020. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus, as supplemented to date.
The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of CIM Income NAV, Inc.;
(2)	updates to the purchase price per share of common stock and the frequency with which we accept subscriptions to purchase our common stock;
(3)	updates to the frequency with which we calculate NAV per share;
(4)	updates to our valuation policies;
(5)	updates to our share redemption program; and
(6)	updates to the “Risk Factors” section of our prospectus.
OPERATING INFORMATION
Status of Our Public Offering
The registration statement for our initial public offering of $4,000,000,000 in shares of common stock was declared effective by the U.S. Securities and Exchange Commission on December 6, 2011 and was subsequently superseded by registration statements declared effective on August 26, 2013 and February 10, 2017. We are offering up to $3,500,000,000 in shares of common stock pursuant to our primary offering, consisting of four classes of shares of common stock: D Shares, T Shares, S Shares and I Shares. We are also offering $500,000,000 in shares pursuant to our distribution reinvestment plan. We are offering to sell any combination of D Shares, T Shares, S Shares and I Shares with a dollar value up to the maximum offering amount.
As of March 31, 2020, we had accepted investors’ subscriptions for, and issued, approximately 47.9 million shares of our common stock since the commencement of our initial offering (including shares issued pursuant to our distribution reinvestment plan), resulting in gross proceeds to us of approximately $864.3 million.
We are structured as a perpetual-life, non-exchange traded REIT. This means that, subject to ongoing regulatory approval of our filing for additional offerings, we will be selling shares of our common stock on a continuous basis and for an indefinite period of time. We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, however, that we will not need to suspend our continuous offering. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering as well as to renew, extend or terminate our registration at any time.

PROSPECTUS UPDATES
Based on, among other things, the current competitive landscape, our management and board of directors have concluded that it is in the best interest of our stockholders to modify our public offering and certain other features of our company from a daily to a monthly NAV REIT. We believe this change will result in greater access to capital to execute on our investment strategy, which will help us to better achieve our investment objectives by driving growth and diversification within the portfolio, creating a stronger balance sheet and enhancing liquidity for the benefit of all stockholders.
As part of the change from a daily to a monthly NAV REIT, on March 31, 2020, our board of directors approved, among other things: (1) a change in the frequency of our NAV calculations from daily to monthly and certain other related changes to our valuation policies; and (2) adopted an amended share redemption program that provides for redemptions on a monthly basis. As a monthly NAV REIT, we expect that investors’ subscriptions will be accepted on the first day of each month and the purchase price of each class of shares would generally equal the prior month’s NAV, plus applicable selling commissions and dealer manager fees. The following updates to the prospectus reflect the change from a daily to monthly NAV REIT.
In connection with the change to a monthly NAV, our next monthly redemption date will be April 30, 2020, for redemption requests received in good order by 4:00 p.m. (Eastern Time) on April 29, 2020, and our next subscription admission date will be May 1, 2020, for subscriptions received in good order on or before April 24, 2020.

Purchase Price per Share of Common Stock and Frequency of Subscriptions
The following information supersedes and replaces the section of our prospectus captioned “Questions and Answers About This Offering — Q: What is the purchase price for shares of your common stock?” beginning on page 6 of the prospectus and all similar discussions appearing throughout the prospectus.

Q:	What is the purchase price for shares of your common stock and when may I make purchases of shares?

A:
The per share purchase price varies from month-to-month and, each month, is generally equal to the prior month’s NAV for that class divided by the number of shares of such class outstanding, as determined monthly, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees. Generally, within 15 calendar days after the last calendar day of each month, our independent fund accountant will determine our NAV per share for each class as of the last calendar day of the prior month. When available, we will disclose the NAV per share for each class for each month on our website, www.cimgroup.com/strategies/individual/inav#summary. The subscription to purchase our common stock may be submitted on an ongoing basis, but we will only accept subscription agreements and admit investors as stockholders as of the first calendar day of each month (based on the prior month’s NAV per share for such class, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees), and to be accepted, a subscription agreement must be received in good order at least five business days prior to the first calendar day of the month (unless waived by the dealer manager).

For example, if your subscription agreement is received in good order at least five business days before May 1, the purchase price will equal the NAV per share of the applicable share class as of the last calendar day of March (plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees). If accepted, your subscription will be effective on the first calendar day of May. See “Share Purchases and Redemptions — Buying Shares” for more details.
The following information supersedes and replaces the section of our prospectus captioned “Prospectus Summary — Purchase Price of Shares” on page 26 of the prospectus and all similar discussions appearing throughout the prospectus.
Purchase Price of Shares
The per share purchase price for each class varies from month-to-month and, each month, is generally equal to the prior month’s NAV for that class divided by the number of shares of such class outstanding, as determined monthly, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees.
We will file with the SEC after the close of business on a monthly basis a prospectus supplement disclosing the NAV per share for each share class for the preceding month, which we refer to as the pricing supplement. Each month, we will also post the NAV per share for each share class on our public website www.cimgroup.com/strategies/individual/inav#summary. The website contains this prospectus, including any supplements and amendments. You may also obtain the monthly determination of the NAV per share for each share class by calling our toll-free, automated information line at 866-907-2653. As disclosed in

“Share Purchases and Redemptions — Buying Shares,” we will disclose, on a quarterly basis in a prospectus supplement filed with the SEC, the principal valuation components of our NAV.

The subscription to purchase our common stock may be submitted on an ongoing basis, but we will only accept subscription agreements and admit investors as stockholders as of the first calendar day of each month (based on the prior month’s NAV per share for such class, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees), and to be accepted, a subscription agreement must be received in good order at least five business days prior to the first calendar day of the month (unless waived by the dealer manager). See “Share Purchases and Redemptions — Buying Shares” for more details.

The following information supersedes and replaces the section of our prospectus captioned “Share Purchases and Redemptions — Buying Shares — Sale Prices of Our Shares” beginning on page 185 of the prospectus and all similar discussions appearing throughout the prospectus.
Sale Prices of Our Shares
The per share price for each class of our shares varies from month-to-month and, each month, is generally equal to the prior month’s NAV for such class divided by the number of shares of such class outstanding, as determined monthly, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees. Each class of shares will have a different NAV per share because certain fees are charged differently with respect to each class. See “Valuation Policies” for how NAV per share is calculated.
We will generally adhere to the following procedures in selling shares during the course of conducting this continuous offering:

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Generally, within 15 days after the last calendar day of each month, our independent fund accountant will determine our NAV per share for each class as of the last calendar day of the prior month. When available, we will (i) post our NAV per share for each share class for each month on our website, www.cimgroup.com/strategies/individual/inav#summary, and (ii) make such NAV per share information for each share class available on our toll-free automated information line 866-907-2653.

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The subscription to purchase our common stock may be submitted on an ongoing basis, but we will only accept subscriptions and admit investors as stockholders as of the first calendar day of each month (based on the prior month’s NAV per share for such class, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees), and to be accepted, a subscription must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our common stock being subscribed at least five business days prior to the first calendar day of the month. If a subscription is received less than five business days prior to the first calendar day of the month, unless waived by the dealer manager, the subscription will be processed in the next month’s closing at the NAV per share for such class for that month (plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees). As a result of this process, the price per share at which your subscription is executed may be different than the price per share for the month in which you submitted your subscription. Any upfront selling commissions payable in connection with the purchase of T Shares and S Shares will be deducted directly from an investor’s gross investment.

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A confirmation statement will be sent promptly after the purchase date to each investor whose subscription was accepted on the purchase date (except for purchases made through the reinvestment of distributions pursuant to our distribution reinvestment plan). The confirmation statement will disclose the price at which the subscription was executed and will include information advising the investors as to how to obtain any supplements to the prospectus which we have filed with the SEC and made publicly available on our website, www.cimgroup.com/strategies/individual/inav#summary.

The purchase price for shares of our common stock will generally be based on the prior month’s NAV per share for such share class. You will have available through our website information about the prior month’s NAV per share for each share class upon which the price for each class of our common stock was based and, through our prospectus, the methodology pursuant to which our NAV is determined. Though under normal circumstances we would not anticipate that our NAV will generally vary significantly from one month to the next, there can be no assurance that will be the case. You will receive a confirmation of your subscription and therefore will know the price at which your subscription was executed. On a monthly basis, we will file with the SEC a prospectus supplement disclosing the determination of our NAV per share for the preceding month. We will also disclose, on a quarterly basis in a prospectus supplement filed with the SEC, the primary valuation components of our NAV. Additionally, while our portfolio is growing in size and diversification, if we become aware of facts or circumstances that are likely to materially affect our NAV for a particular month, we will disclose the information as promptly as reasonably practicable through a press release that is posted on our website and in our filings with the SEC, and we may also decline to accept subscriptions from investors until such information is disclosed or reconfirm subscriptions that were placed after we became aware of such facts and circumstances.
In contrast to securities traded on an exchange or over-the-counter, where the price often fluctuates as a result of, among other things, the supply and demand of securities in the trading market, our NAV per share for each class is calculated once monthly using our valuation methodologies, and the price at which we sell new shares and redeem outstanding shares that month does not change depending on the volume of purchases by investors. Instead, our NAV per share for each class is based on an estimate of the market value of our assets and liabilities, including an estimate of accrued expenses, as discussed under “Valuation Policies — Calculation of Our NAV Per Share.”

Calculation of NAV Per Share
The following information supersedes and replaces the first paragraph in the section of our prospectus captioned “Questions and Answers About This Offering — Q: How will your NAV per share for each class be calculated?” beginning on page 7 of the prospectus and all similar discussions appearing throughout the prospectus.

Q:	How will your NAV per share for each class be calculated?

A:
Our NAV per share for each class is calculated monthly as of the last calendar day of each month by our independent fund accountant using a process that incorporates (1) the periodic valuations of our real estate assets and real estate related liabilities by our independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustments to the     most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of our other assets and liabilities, (6) accruals of our distributions for each share class, and (7) estimates by our advisor of monthly accruals, on a net basis, of our operating revenues, expenses, including class-specific expenses, debt service costs and fees, including class-specific fees. Our advisor reviews estimated values of commercial real estate assets, related liabilities, and notes receivable secured by real estate provided in individual appraisal reports. Additionally, to the extent a material event in respect of such asset or liability occurs between scheduled valuations that our advisor believes may materially affect the value thereof, our advisor will inform the independent valuation expert so that, if appropriate, the independent valuation expert can update the value of such asset or liability for inclusion in the next monthly NAV per share calculation.

The following information supersedes and replaces the sixth paragraph in the section of our prospectus captioned “Questions and Answers About This Offering — Q: How will your NAV per share for each class be calculated?” beginning on page 7 of the prospectus and all similar discussions appearing throughout the prospectus.
Our independent fund accountant calculates our monthly NAV as of the last calendar day of each month based on the net valuation of our operating partnership’s principal assets and liabilities, based primarily on the individual estimated values provided by the independent valuation expert as described above, together with the other components of NAV described elsewhere in this prospectus. First, our independent fund accountant will subtract from the net value of the operating partnership the other partnership liabilities, including estimates of accrued fees and expenses attributable to the offering, and estimates of accrued operating revenues, fees and expenses. Our independent fund accountant will take the resulting amount and multiply that amount by our percentage ownership interest in the operating partnership. Initially, the only limited partner was our wholly-owned subsidiary, CRI (Daily NAV), LLC, which, as of the date of our prospectus, held less than a 0.1% interest. Our independent fund accountant will then add any assets held directly by the REIT, which should be limited to cash and cash equivalents, and subtract an estimate of any accrued liabilities of the REIT, which should be limited to certain legal, accounting and administrative costs. Our independent fund accountant will then calculate the NAV for each class of shares (i.e., our D Shares, T Shares, S Shares and I Shares). The NAV for each class will be adjusted for subscriptions, redemptions and accruals of such class’s distributions and estimates of class-specific fee and expense accruals. Upfront selling commissions and dealer manager fees will have no effect on the NAV of any share class. The NAV is intended to reflect our estimated value as of the last calendar day of the month prior to the date that the NAV is determined.

Valuation Policies
The following information supersedes and replaces the second paragraph in the section of our prospectus captioned “Prospectus Summary — Valuation Policies” beginning on page 25 of the prospectus and all similar discussions appearing throughout the prospectus.
As of the last calendar day of each month, our independent fund accountant calculates the NAV per share for each share class using a process that incorporates (1) the periodic valuations of our real estate assets and real estate related liabilities by our independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustments to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of our other assets and liabilities, (6) accruals of our distributions for each share class, and (7) estimates by our advisor of monthly accruals, on a net basis, of our operating revenues, expenses, including class-specific expenses, debt service costs and fees, including class-specific fees. Our advisor reviews estimated values of commercial real estate assets, related liabilities, and notes receivable secured by real estate provided in individual appraisal reports. Additionally, to the extent a material event in respect of such asset or liability occurs between scheduled valuations that our advisor believes may materially affect the value thereof, our advisor will inform the independent valuation expert so that, if appropriate, the independent valuation expert can update the value of such asset or liability for inclusion in the next monthly NAV per share calculation. The NAV for each share class will be adjusted for contributions, redemptions and accruals of the class’s distributions and estimates of class-specific fee and expense accruals. Upfront selling commissions and dealer manager fees will have no effect on the NAV of any share class. The NAV is intended to reflect our estimated value as of the last calendar day of the month prior to the date that the NAV is determined. As a result, the estimated liability for the future stockholder servicing fees payable, which is accrued at the time each share is sold, will have no effect on the NAV of any share class. Our independent fund accountant determines our NAV per share by dividing the NAV for each share class as of the last calendar day of each month by the number of shares of such class outstanding, as determined monthly.
The following information supersedes and replaces the section of our prospectus captioned “Valuation Policies — Valuation — Valuation of Other Illiquid Real Estate Related Assets” beginning on page 101 of the prospectus and all similar discussions appearing throughout the prospectus.
For investments in CMBS and privately placed, illiquid securities of real estate-related operating businesses (other than joint ventures that hold real estate properties), such as real estate development or management companies, those investments will initially be valued by CBRE at cost (purchase price plus all related acquisition costs and expenses, such as legal fees and closing costs) and thereafter will be valued quarterly on a rolling basis at fair value as determined in good faith by one or more third party pricing services that we will retain for this purpose (which may, under certain circumstances, include CBRE, subject to their acceptance of the additional engagement); provided that, in the case of illiquid securities of real estate-related operating businesses, to the extent that the underlying real estate or real estate related assets and liabilities of such investments are valued by a third party valuation firm on no less than a quarterly rolling basis to establish the fair value of such assets and liabilities by an independent valuation expert engaged by the issuer or affiliated investment advisor pursuant to the valuation policies of the issuer or affiliated investment advisor, the Company may rely on those values in establishing the fair value of its investment. Acquisition costs will be amortized over the lesser of the remaining life of the investment or a five-year period. In evaluating the fair value of our interests in certain commingled investment vehicles (such as private real estate funds), the Company and the Agent may rely upon values periodically assigned to such interests by the respective issuers or affiliated investment advisers.
The following information supersedes and replaces the introductory paragraph of the section of our prospectus captioned “Valuation Policies — Calculation of Our NAV Per Share” beginning on page 102 of the prospectus and all similar discussions appearing throughout the prospectus.
Pursuant to our prospectus, we are offering to the public four classes of shares of our common stock, D Shares, T Shares, S Shares and I Shares. We have retained State Street to serve as our independent fund accountant to calculate our monthly NAV per share for each class, which uses a process that incorporates (1) the periodic valuations of our real estate assets and real estate related liabilities by our independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustments to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of our other assets and liabilities, (6) accruals of our distributions for each share class, and (7) estimates by our advisor of monthly accruals, on a net basis, of our operating revenues, expenses, including class-specific expenses, debt service costs and fees, including class-specific fees. Our advisor reviews estimated values of commercial real estate assets, related liabilities, and notes receivable secured by real estate provided in individual appraisal reports. Additionally, to the extent a material event in respect of such asset or liability occurs between scheduled valuations that our advisor believes may materially affect the value thereof, our advisor will inform the independent valuation expert so that, if appropriate, the independent valuation expert can update the value of such asset or liability for inclusion in the next monthly NAV per share calculation. Upfront selling commissions and dealer manager fees will have no effect on the NAV of any share class. The NAV is intended to reflect our estimated value as of the last calendar day of the month prior to the date that the NAV is determined, and the NAV of any share class at any given time will not reflect any obligation to pay future trail fees that may become payable after the date the NAV is determined. As a result, the estimated liability for the future stockholder servicing fees, which is accrued at the time each share is sold, will have no effect on the NAV of any share class.

Share Redemption Program
The following information supersedes and replaces the section of our prospectus captioned “Questions and Answers About This Offering — Q: Will I have the opportunity to have my shares of common stock redeemed?” on page 9 of the prospectus and all similar discussions appearing throughout the prospectus.

Q:	Will I have the opportunity to have my shares of common stock redeemed?

A:
While you should view your investment in our shares as a long-term investment with limited liquidity, we have adopted a redemption plan whereby stockholders may request on a monthly basis that we redeem all or any portion of their shares. We are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month in our discretion. In addition, our ability to fulfill redemption requests is subject to a number of limitations. As a result, share redemptions may not be available each month. Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the opening of the last calendar day of that month (each such date, a “Redemption Date”). Redemptions will be made at the NAV per share in effect on the Redemption Date, except that shares that have not been outstanding for at least one year will be subject to a short-term trading fee of 5% of the aggregate NAV of the applicable class of shares of common stock redeemed (a “Short-Term Trading Fee”). The one-year holding period is measured as of the subscription closing date immediately following the prospective redemption date. Additionally, stockholders who have received shares of our common stock in exchange for their OP Units may include the period of time such stockholder held such OP Units for purposes of calculating the holding period for such shares of our common stock. The Short-Term Trading Fee may only be waived in the case of redemption requests arising from the death of the holder. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. The Short-Term Trading Fee will not apply to shares acquired through our distribution reinvestment plan. A stockholder may withdraw their redemption request by notifying the transfer agent before 4:00 p.m. (Eastern Time) on the last business day of the applicable month.

The total amount of aggregate redemptions of Class T, Class S, Class D and Class I shares is limited to no more than 2% of our aggregate NAV per month and no more than 5% of our aggregate NAV per calendar quarter.
In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares redeemed at the end of the month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption plan, as applicable. See “Share Purchases and Redemptions — Redemption Plan.”
The following information supersedes and replaces the section of our prospectus captioned “Questions and Answers About This Offering — Q: Will there be any limits on my ability to have my shares redeemed?” on page 9 of the prospectus and all similar discussions appearing throughout the prospectus.

Q:	Will there be any limits on my ability to have my shares redeemed?

A:
Yes. While we designed our redemption plan to allow stockholders to request redemptions on a monthly basis, of all or any portion of their shares, our ability to fulfill redemption requests is subject to a number of limitations. The vast majority of our assets cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have sufficient liquid resources to satisfy redemption requests. In order to provide liquidity for share redemptions, we intend to, subject to any limitations and requirements relating to our intention to qualify as a REIT, generally maintain under normal circumstances an allocation to securities, cash, cash equivalents and other short-term investments. We may fund redemption requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and we have no limits on the amounts we may pay from such sources. Should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than redeeming our shares is in the best interests of the company as a whole, then we may choose to redeem fewer shares than have been requested to be redeemed, or none at all. Further, our board of directors may modify, suspend or terminate our share redemption plan if it deems such action to be in our best interest and the best interest of our stockholders. If the NAV per share for the applicable share class for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests. See “Share Purchases and Redemptions — Redemption Limitations.”
The following information supersedes and replaces the section of our prospectus captioned “Prospectus Summary — Daily Redemption of Shares at NAV” beginning on page 26 of the prospectus and all similar discussions appearing throughout the prospectus.
Monthly Redemption of Shares at NAV
While you should view your investment in our shares as a long-term investment with limited liquidity, we have adopted a redemption plan whereby stockholders may request on a monthly basis that we redeem all or any portion of their shares. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. The Short-Term Trading Fee will not apply to shares acquired through our distribution reinvestment plan. A stockholder may withdraw their redemption request by notifying the transfer agent before 4:00 p.m. (Eastern Time) on the last business day of the applicable month.
The total amount of aggregate redemptions of Class T, Class S, Class D and Class I shares is limited to no more than 2% of our aggregate NAV per month and no more than 5% of our aggregate NAV per calendar quarter.
Although the vast majority of our assets cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition, we intend to, subject to any limitations and requirements relating to our intention to qualify as a REIT, generally maintain under normal circumstances an allocation to securities, cash, cash equivalents and other short-term investments. In addition, we may also fund redemption requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and we have no limits on the amounts we may pay from such sources. Despite these sources of liquidity, we may not always have sufficient liquid resources to satisfy redemption requests and you may not always be able to redeem your shares under the plan.

The following information supersedes and replaces the sections of our prospectus captioned “Share Purchases and Redemptions — Redemption Plan,” “— Redemption Process” and “Short-Term Trading Fees” beginning on page 187 of the prospectus and all similar discussions appearing throughout the prospectus.
Redemption Plan
General

While you should view the purchase of shares of our common stock as a long-term investment, we have adopted a redemption plan to provide limited liquidity, whereby on a monthly basis, stockholders may request that we redeem all or any portion of their shares. Due to the illiquid nature of investments in commercial real estate, however, we may not always have sufficient liquid resources to fund redemption requests. In addition, we have established limitations on the amount of funds we may use for redemptions during any calendar month and quarter. See “— Redemption Limitations.”

You may request that we redeem shares of our common stock through your financial advisor or directly with our transfer agent. The procedures relating to the redemption of shares of our common stock are as follows:

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Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the opening of the last calendar day of that month (a “Redemption Date”). To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. Redemption requests received and processed by our transfer agent will be effected at a redemption price equal to the NAV per share on the applicable Redemption Date, subject to any Short-Term Trading Fee.

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A stockholder may withdraw his or her redemption request by sending written notification to the transfer agent, directly or through the stockholder’s financial intermediary. Requests may be faxed to 877-616-1118, or sent via mail to the overnight address provided below. Redemption requests must be withdrawn before 4:00 p.m. (Eastern Time) on the last business day of the applicable month.

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If a redemption request is received after 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month, the redemption request will be executed, if at all, on the next month’s Redemption Date at the NAV per share applicable to that month (subject to any Short-Term trading Fee), unless such request is withdrawn prior to the redemption. Redemption requests received and processed by our transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day.

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Redemption requests may be made by you either by mail or by contacting your financial intermediary, both subject to certain conditions described in this prospectus. If making a redemption request by contacting your financial intermediary, your financial intermediary may require you to provide certain documentation or information. If making a redemption request by mail to the transfer agent, you must complete and sign a redemption authorization form, which can be found on our website, www.cimgroup.com/strategies/individual/inav#summary. Written requests should be sent to the transfer agent at the following address:

DST Systems, Inc.
P.O. Box 219312
Kansas City, MO 64121-9312

Overnight Address:
DST Systems, Inc.
430 West 7th St.
Kansas City, MO 64105
Toll-Free Number: 866-907-2653

Shares held in a custodial account require custodial authorization of share redemptions. Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.

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For processed redemptions, stockholders may request that redemption proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. Please check with your broker-dealer that such payment may be made via check or wire transfer, as further described below.

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Stockholders may also receive redemption proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

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A medallion signature guarantee will be required in certain circumstances, described below. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker, dealer, credit union (if authorized under state law), securities exchange or association, clearing agency, or savings association. A notary public cannot provide signature guarantees. We reserve the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or other transaction request. We may require a medallion signature guarantee if, among other reasons: (1) the amount of the redemption request is over $100,000; (2) you wish to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days; (3) you are requesting that redemption proceeds be paid to someone other than the account owner; or (4) our transfer agent cannot confirm your identity or suspects fraudulent activity.

•	If a stockholder has made multiple purchases of shares of our common stock, any redemption request will be processed on a first in/first out basis unless otherwise requested in the redemption request.

Minimum Account Redemptions
In the event that any stockholder fails to maintain the minimum balance of $2,500 of shares of our common stock, we may redeem all of the shares held by that stockholder at the redemption price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any Short-Term Trading Fee. In addition, if a stockholder owns fewer shares of common stock than the minimum set by our advisor ($2,500 in D Shares, T Shares or S Shares and $1 million in I Shares, as of the date of our prospectus), we may redeem those shares without the shareholder’s permission after providing at least 90 days’ notice to attain the minimum. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our NAV. Minimum account redemptions are subject to any Short-Term Trading Fee.

Sources of Funds for Redemptions

Although the vast majority of our assets cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition, we intend to, subject to any limitations and requirements relating to our intention to qualify as a REIT, generally maintain under normal circumstances an allocation to securities, cash, cash equivalents and other short-term investments. We may fund redemption requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and we have no limits on the amounts we may pay from such sources.

In an effort to have adequate cash available to support our share redemption plan, we may reserve borrowing capacity under a line of credit. We could then elect to borrow against this line of credit in part to redeem shares presented for redemption during periods when we do not have sufficient proceeds from operating cash flows or the sale of shares in this continuous offering to fund all redemption requests. We would expect that any line of credit we obtain would afford us borrowing availability to fund redemptions.

Redemption Limitations

We may redeem fewer shares than have been requested in any particular month to be redeemed under our share redemption program, or none at all, in our discretion at any time. In addition, the total amount of Class T, Class S, Class D and Class I shares that the Company will redeem is limited, in any calendar month, to shares whose aggregate value (based on the redemption price per share on the redemption date) is no more than 2% of our aggregate NAV as of the last calendar day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of our aggregate NAV as of the last calendar day of the previous quarter.

In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares submitted for redemption during such month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption plan, as applicable.

If the NAV per share for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests.

Should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than redeeming our shares is in the best interests of the company as a whole, we may choose to redeem fewer shares in any particular month than have been requested to be redeemed, or none at all. Further, our board of directors may modify, suspend or terminate our share redemption plan if it deems such action to be in our best interest and the best interest of our stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on redemptions, to and suspensions of the share redemption plan will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or special or periodic report filed by us. Material modifications will also be disclosed on our website. In addition, we may determine to suspend the share redemption plan due to regulatory changes, changes in law or if we become aware of undisclosed material information that we believe should be publicly disclosed before shares are redeemed. Once the share redemption plan is suspended, our board of directors must affirmatively authorize the recommencement of the plan before stockholder requests will be considered again.

Short-Term Trading Fee
There is no minimum holding period for shares of our common stock, and stockholders can request that we redeem their shares at any time. However, to protect the interest of long-term stockholders and to reduce the possible impact on our performance of short-term trading in our common stock, stockholders who redeem their shares within one year from the date of purchase will be subject to a Short-Term Trading Fee of 5% of the aggregate NAV of the applicable class of shares of common stock redeemed. The holding period is measured as of the subscription closing date immediately following the prospective redemption date.
This Short-Term Trading Fee will be paid to us, not a service provider, as a reduction in the purchase price for the shares being redeemed and will inure indirectly to the benefit of our remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our common stock. The Short-Term Trading Fee will also generally apply to minimum account redemptions.
The Short-Term Trading Fee will not apply in certain circumstances, provided that we receive advance notice of such circumstances, such as redemptions in the event of a stockholder’s death, redemptions made as part of a systematic withdrawal plan, redemptions in connection with periodic portfolio rebalancings and redemptions of shares acquired through our distribution reinvestment plan. We reserve the right for our advisor to make special exceptions for other accounts, under limited circumstances.
Some financial intermediaries, plan sponsors or record-keepers that hold omnibus accounts with us may be currently unable to track the trading activities of individual stockholders or plan participants or may be unwilling to assess short-term trading fees. In these cases, we may be unable to impose short-term trading fees at the individual participant level on a look-through basis. Some of these firms may use different systems or criteria to assess, on their own behalf, fees that they may impose that may be different from, lower or higher than, or in some cases in addition to, the Short-Term Trading Fee we impose.

As set forth above, we may waive the payment of the Short-Term Trading Fee in respect of redemption of shares resulting from the death of a stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. We must receive the written redemption request within 12 months after the death of the stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a stockholder. Such a written request must be accompanied by a copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares redeemed may be made if either of the registered holders dies. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon death does not apply.

Items of Note
When you make a request to have shares redeemed, you should note the following:

•	redemption proceeds relating to recently purchased shares will not be paid until the purchase payment has cleared, usually ten days;

•	you will not receive interest on amounts represented by uncashed redemption checks;

•	under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld;

•	we reserve the right to reject any redemption request where, in the sole judgment of our advisor, the redemption request is inconsistent with our excessive trading policy;

•	we may require additional documentation for redemptions by a corporation, partnership, trust, agent or fiduciary;

•	redemptions that are part of any systematic withdrawal program are subject to all rules and limitations applicable to redemptions generally; and

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all shares of our common stock requested to be redeemed must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, we may ask the requesting party to provide evidence satisfactory to us that the shares requested for redemption are not subject to any liens or encumbrances. If we determine that a lien exists against the shares, we will not be obligated to redeem any shares subject to the lien.

IRS regulations require us to determine and disclose on Form 1099-B the adjusted cost basis for shares of our stock sold or redeemed. Although there are several available methods for determining the adjusted cost basis, unless you elect otherwise, which you may do by checking the appropriate box on the subscription agreement or calling our customer service number at 866-907-2653, we will utilize the first-in-first-out method. For purposes of calculating a stockholder’s cost basis using the first-in-first-out method, tax lots of both held shares and available shares are used.
Excessive Trading and Other Policies
The Company may reject for any reason, or cancel as permitted or required by law, any subscriptions for shares of its common stock. For example, the Company may reject any subscriptions from market timers or investors that, in the Company’s opinion, may be disruptive to our operations. Excessive purchases and sales of our shares can harm stockholders in various ways, including reducing the returns to long-term stockholders by increasing the Company’s costs, disrupting portfolio management strategies and diluting the value of the shares of long-term stockholders.
In general, stockholders may request that the Company redeem their shares of our common stock once every 30 days. However, the Company prohibits excessive trading. The Company defines excessive trading as follows:

•	any stockholder who requests that the Company redeem its shares of the Company’s common stock within 30 calendar days of the purchase of such shares;

•	transactions deemed harmful or excessive by the Company or its external manager (including, but not limited to, patterns of purchases and redemptions), in its sole discretion; and

•	transactions initiated by financial advisors, among multiple stockholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for redemption of the Company’s shares in the amount of $2,500 or less;

•	purchases or redemptions initiated by the Company; and

•	transactions subject to the trading policy of an intermediary that the Company deems materially similar to its policy.
At our dealer manager’s discretion, upon the first violation of the policy in a calendar year, purchase and redemption privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and redemption privileges may be suspended for 180 days. On the next business day following the end of the 90- or 180-day suspension, any transaction restrictions placed on a stockholder may be removed.
Mail and Telephone Instructions
The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized stockholder transactions if they reasonably believe that such instructions were genuine. The Company and its transfer agent have established reasonable procedures to confirm that instructions are genuine including requiring the stockholder to provide certain specific identifying information on file and sending written confirmation to stockholders of record no later than five days following execution of the instruction. Failure by the stockholder or its agent to notify the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve the Company, the Company’s transfer agent and the financial advisor of any liability with respect to the discrepancy.

Risk Factors
The following information supersedes and replaces the section of our prospectus captioned “Risk Factors — General Risks Related to Real Estate Assets — Adverse economic, regulatory and geographical conditions that have an impact on the real estate market in general may prevent us from being profitable or from realizing growth in the value of our real estate properties” on page 47 of the prospectus.

Adverse economic, regulatory and geographical conditions that have an impact on the real estate market in general may prevent us from being profitable or from realizing growth in the value of our real estate properties, and could have a significant negative impact on us.
We are subject to risks generally attributable to the ownership of real property, including:

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changes in global, national, regional or local economic, demographic or capital market conditions (including as a result of the outbreak of the novel strain of coronavirus (“COVID-19”) that began in the fourth quarter of 2019);

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current and future adverse national real estate trends, including increasing vacancy rates, which may negatively impact resale value, declining rental rates and general deterioration of market conditions;

•	changes in supply of or demand for similar properties in a given market or metropolitan area that will result in changes in market rental rates or occupancy levels;

•	increased competition for real property assets targeted by our investment strategy;

•	bankruptcies, financial difficulties or lease defaults by our tenants;

•	changes in interest rates and availability of financing; and

•	changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws.

The outbreak of COVID-19 that began in the fourth quarter of 2019 has led to an economic slowdown in the United States and could likely lead to a recession. During periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. The extent to which federal, state or local governmental authorities grant rent relief or other relief or enact amnesty programs applicable to our tenants in response to the COVID-19 outbreak will exacerbate the negative impacts that a slow down or recession will have on us. If we cannot operate our properties so as to meet our financial expectations, because of these or other risks, we may be prevented from being profitable or growing the values of our real estate properties, and our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions to our stockholders may be significantly negatively impacted.

All of these factors are beyond our control. Any negative changes in these factors could affect our ability to meet our obligations and make distributions to stockholders.

The following information supersedes and replaces the section of our prospectus captioned “Risk Factors — General Risks Related to Real Estate Assets — Terrorism and war could harm our operating results” beginning on page 51 of the prospectus.

Terrorist attacks, acts of violence or war or public health crises may affect the markets in which we operate and have a material adverse effect on our financial condition, results of operations and ability to pay distributions to our stockholders.

The strength and profitability of our business depends on demand for and the value of our properties. Terrorist attacks, acts of war and public health crises (including the recent COVID-19 outbreak) may result in declining economic activity, which could harm the demand for and the value of our properties and may negatively affect our operations and our stockholders’ investments. We may acquire real estate assets located in areas that are susceptible to terrorist attacks or acts of war. These attacks may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

More generally, any terrorist attack, other act of violence or war, or public health crisis (such as the COVID-19 outbreak) could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy, all of which could adversely affect our tenants’ ability to pay rent on their leases or our ability to borrow money or issue capital stock at acceptable prices, which could have a material adverse effect on our financial condition, results of operations and ability to pay distributions to our stockholders.

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Risk Factors — General Risks Related to Real Estate Assets” beginning on page 33 of the prospectus.
Pandemics or other health crises may adversely affect our business and/or operations, our tenants’ financial condition and the profitability of our retail properties.
Our business and/or operations and the businesses of our tenants could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the recent outbreak of COVID-19.

The profitability of our retail properties depends, in part, on the willingness of customers to visit our tenants’ businesses. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could cause employees or customers to avoid our properties, which could adversely affect foot traffic to our tenants’ businesses and our tenants’ ability to adequately staff their businesses. Such events could adversely impact tenants’ sales and/or cause the temporary closure or slowdown of our tenants’ businesses, which could severely disrupt their operations and have a material adverse effect on our business, financial condition and results of operations. Similarly, the potential effects of quarantined employees of office tenants may adversely impact their businesses and affect their ability to pay rent on a timely basis.
We are subject to risks that affect the retail real estate environment generally.

Our business has historically focused on retail real estate. As such, we are subject to certain risks that can affect the ability of our retail properties to generate sufficient revenue to meet our operating and other expenses, including debt service, to make capital expenditures and to make distributions to our shareholders. We face continuing challenges because of changing consumer preferences and because the conditions in the economy affect employment growth and cause fluctuations and variations in retail sales and in business and consumer confidence and consumer spending on retail goods. In general, a number of factors can negatively affect the income generated by a retail property or the value of a property, including: a downturn in the national, regional or local economy; a decrease in employment or consumer confidence or spending; increases in operating costs, such as common area maintenance, real estate taxes, utility rates and insurance premiums; higher energy or fuel costs resulting from adverse weather conditions, natural disasters, geopolitical concerns, terrorist activities and other factors; changes in interest rate levels and the cost and availability of financing; a weakening of local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants; trends in the retail industry; seasonality; changes in perceptions by retailers or shoppers of the safety, convenience and attractiveness of a retail property; perceived changes in the convenience and quality of competing retail properties and other retailing options such as internet shopping or other strategies, such as using smartphones or other technologies to determine where to make and to assist in making purchases; the ability of our tenants to meet shoppers’ demands for quality, variety, and product availability, which may be impacted by supply chain disruptions; and changes in laws and regulations applicable to real property, including tax and zoning laws. For example, in early 2020, a global outbreak of COVID-19 occurred, leading to travel restrictions and plant shutdowns, all of which have impacted, and could continue to impact, our tenants’ supply chains and, ultimately, retail product availability. Fears related to this COVID-19 outbreak have impacted, and may continue to impact, shoppers’ willingness to visit our retail properties, and the continued spread of the virus has resulted in property shutdowns and may result in additional shutdowns of our retail properties, particularly in certain geographies reporting increasing diagnoses of the virus or related illnesses. The extent of the outbreak and its impact on our tenants and our operations is uncertain, but a prolonged outbreak could continue to have a material impact.

Changes in one or more of the aforementioned factors can lead to a decrease in the revenue or income generated by our properties and can have a material adverse effect on our financial condition and results of operations. Many of these factors could also specifically or disproportionately affect one or more of our tenants, which could decrease operating performance, reduce property revenue and affect our results of operations. If the estimated future cash flows related to a particular property are significantly reduced, we may be required to reduce the carrying value of the property.

Downturns in the retail industry likely will have a direct adverse impact on our revenues and cash flow.
Our retail properties currently owned consist primarily of necessity retail properties and anchored shopping centers. Our retail performance therefore is generally linked to economic conditions in the market for retail space. The market for retail space could be adversely affected by any of the following:

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weakness in the national, regional and local economies, and declines in consumer confidence which could adversely impact consumer spending and retail sales and in turn tenant demand for space and could lead to increased store closings;

•	changes in market rental rates;

•	changes in demographics (including the number of households and average household income) surrounding our shopping centers;

•	adverse financial conditions for anchored shopping centers and other retail, service, medical or restaurant tenants;

•	continued consolidation in the retail and grocery sector;

•	excess amount of retail space in our markets;

•	reduction in the demand by tenants to occupy our shopping centers as a result of reduced consumer demand for certain retail formats;

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increase in e-commerce and alternative distribution channels may negatively affect out tenant sales or decrease the square footage our tenants require and could lead to margin pressure on our anchored shopping centers, which could lead to store closures;

•	the impact of an increase in energy costs on consumers and its consequential effect on the number of shopping visits to our centers;

•	a pandemic or other health crisis, such as the recent outbreak of COVID-19; and

•	consequences of any armed conflict involving, or terrorist attack against, the United States.

To the extent that any of these conditions occur, they are likely to impact market rents for retail space, occupancy in our retail properties, our ability to sell, acquire or develop retail properties, and our cash available for distributions to stockholders.

INAV-SUP-2K